UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 28, 2007

ASPEN TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24786	04-2739697
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

200 Wheeler Road, Burlington, MA		01803
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (781) 221-6400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement

As previously reported on our Form 8-K filed on June 20, 2005, we formed two wholly owned subsidiaries in connection with a financing transaction entered into on June 15, 2005:  Aspen Technology Receivables I LLC, or ATR I, which is our direct subsidiary; and Aspen Technology Receivables II LLC, or ATR II, which is a direct subsidiary of ATR I.  The following agreements were entered into in connection with the financing transaction and were included as exhibits 10.1 and 10.2, respectively, to our Form 8-K filed on June 20, 2005.

•                  Loan Agreement dated as of June 15, 2005 among Aspen, ATR II, Guggenheim Corporate Funding, LLC, as agent (“Guggenheim”), and the lenders named therein, pursuant to which ATR II borrowed $43.8 million from the lenders under a secured term loan that accrued interest at the rate of 13% per annum.  Monthly collections on the Receivables generally were to be distributed, after payment of specified fees and taxes, to the lenders to pay principal and accrued interest on the term loan, as well as certain other amounts payable to the lenders or to Guggenheim.  Once the entire principal amount of the term loan had been paid, the term loan would terminate and any remaining Receivables would be held by ATR II free and clear of any security interest of the lenders.  If not previously paid from collections on the Receivables, the term loan would become due and payable in full upon the earlier to occur of (1) June 15, 2008 and (2) the occurrence of a specified event of default.  The Loan Agreement also contains affirmative and negative covenants of Aspen and ATR II.

•                  Security Agreement dated as of June 15, 2005 between ATR II and Guggenheim as agent for the lenders, pursuant to which ATR II granted to the lenders a security interest in all of the assets of ATR II.

Pursuant to a release letter dated December 28, 2007, Guggenheim received payment from ATR II on December 31, 2007 in the aggregate amount of $4,230,342.94,  consisting of  the $4,224,560.61 referenced in the release letter, and an additional $5,782.33 in interest and fees, whereupon the release provides that all obligations under the Loan Agreement were terminated and satisfied, except for obligations arising under the terms of the Loan Agreement and other applicable transaction documents that, by the terms thereof, survive the termination of the Loan Agreement or such other transaction documents, as applicable.  The release also provides that all of the liens or security interests granted to Guggenheim were irrevocably and unconditionally terminated and released in full.

The December 28, 2007 release letter is included as Exhibit 10.1 to this current report.  The summary of the terms of this letter set forth in this current report is qualified in its entirety by reference to the letter, and the summaries of the terms of the agreements entered into in connection with the financing transaction are qualified in their entirety by reference to the agreements.

In addition, on December 28, 2007, we entered into an amendment to our non-recourse receivables purchase agreement, dated as of December 31, 2003, with Silicon Valley Bank (the “Bank”), to increase the aggregate amount of outstanding receivables which the Bank may purchase, at any time, to $85 million, and to extend the final date by which the Bank may purchase receivables under this agreement to February 15, 2008.  On December 28, 2007, we also entered into a modification of our loan and security agreement with the Bank, dated as of January 30, 2003, to increase the maximum credit limit, consisting of obligations under the loan and security agreement and the aggregate amount of purchased receivables under the non-recourse receivables purchase agreement.

The December 28, 2007 amendment to our non-recourse receivables purchase agreement is included as Exhibit 10.2 to this current report, and the December 28, 2007 loan modification agreement is included as Exhibit 10.3 to this current report.  The summaries of the terms of these agreements set forth in this current report are qualified in their entirety by reference to the agreements.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

10.1

Release Letter, dated as of December 28, 2007, relating to the Loan Agreement among Aspen Technology Receivables II LLC, the Borrower; Aspen Technology, Inc., as Servicer; and Guggenheim Corporate Funding, LLC, as Agent for each of the secured parties; dated as of June 15, 2005

10.2	Fourteenth Amendment to Non-Recourse Receivables Purchase Agreement, dated as of December 28, 2007, by and between Silicon Valley Bank and Aspen Technology, Inc.

10.3	Seventeenth Loan Modification Agreement, effective as of December 28, 2007, by and among Silicon Valley Bank, Aspen Technology, Inc., and AspenTech, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN TECHNOLOGY, INC.

Date: January 4, 2008	By:	/s/ Bradley T. Miller
Bradley T. Miller
Senior Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Release Letter, dated as of December 28, 2007, relating to the Loan Agreement among Aspen Technology Receivables II LLC, the Borrower; Aspen Technology, Inc., as Servicer; and Guggenheim Corporate Funding, LLC, as Agent for each of the secured parties; dated as of June 15, 2005

10.2	Fourteenth Amendment to Non-Recourse Receivables Purchase Agreement, dated as of December 28, 2007, by and between Silicon Valley Bank and Aspen Technology, Inc.

10.3	Seventeenth Loan Modification Agreement, effective as of December 28, 2007, by and among Silicon Valley Bank, Aspen Technology, Inc., and AspenTech, Inc.